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                      [LETTERHEAD OF RHOADS & SINON LLP]





                               February 26, 2001


                                   EXHIBIT 8

                                 (tax opinion)


Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY  13815

Board of Directors
First National Bancorp, Inc.
53 West Main Street
Norfolk, NY  13667-0760

     Re: Proposed Merger of First National Bancorp, Inc. with and into NBT Bancorp Inc. and Proposed Merger of The First National Bank of Northern New York with and into NBT Bank, National Association

Ladies and Gentlemen:

     We have acted as counsel to NBT Bancorp Inc., a Delaware corporation ("NBT"), in connection with the Agreement and Plan of Merger dated as of January 2, 2001 (the "Agreement") between NBT and First National Bancorp, Inc., a New York corporation ("FNB"), and a related Bank Plan of Merger (the "Bank Plan of Merger") between NBT Bank, National Association, a national banking association and wholly-owned subsidiary of NBT ("NBT Bank") and The First National Bank of Northern New York, a national banking association and wholly-owned subsidiary of FNB ("First National Bank"), whereby FNB will be merged with and into NBT, with NBT being the surviving corporation (the "Merger"), and First National Bank will be merged with and into NBT Bank, with NBT Bank being the surviving entity (the "Bank Merger") (collectively the "Reorganizations").

     In accordance with Sections 5.01(h) and 5.02(h) of the Agreement, this opinion addresses certain federal income tax consequences of the
Reorganizations.
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                              RHOADS & SINON LLP

February 26, 2001
Page 2

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     For logical and sound business reasons, the following transactions have been proposed:

     The Merger

          (1) Pursuant to the Agreement and the provisions of Section 251 of the Delaware General Corporation Law and Section 907 of the New York Business Corporation Law, FNB will merge with and into NBT, with NBT being the surviving corporation at the Effective Date.

          (2) Each holder of shares of outstanding FNB Common Stock issued and outstanding immediately prior to the Effective Date (other than any shares held in the treasury of FNB or held by NBT or any subsidiary of NBT except in a trust, fiduciary, custodial or managed capacity or in a similar capacity) will receive, in exchange for each share of NBT Common Stock, five shares of NBT Common Stock. NBT will not issue fractional shares of its stock. In lieu of fractional shares of NBT Common Stock, if any, each First National shareholder who is entitled to a fractional share of NBT Common Stock will receive an amount of cash equal to the product obtained by multiplying (i) such fractional share interest by (ii) the actual market value of a share of NBT Common Stock (deemed to be the average daily closing bid price and closing ask price of such stock for the 20 consecutive trading days ending on the eighth day preceding the date of the Effective
               Date).

          (3) The unexercised options of FNB held by FNB's President will be exchanged for options of NBT. Each FNB option shall be converted into an NBT option with the exercisable shares under the NBT option being five times the amount of shares under the FNB option.
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                              RHOADS & SINON LLP

February 26, 2001
Page 3

          The Bank Merger

          (1) Pursuant to the Agreement, the Bank Plan of Merger and the provisions of Section 215a of the National Bank Act, First National Bank will merge with and into NBT Bank, with NBT Bank being the surviving corporation.

          (2) The outstanding shares of the common stock of the First National Bank will be canceled.

     In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the Bank Plan of Merger and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon the representations of FNB, as set forth in the representation letter from FNB, dated February 26, 2001, as being true and correct as of the date thereof and through the Effective Date of the Reorganizations. Likewise, we have relied upon the representations of NBT as set forth in the representation letter from NBT, dated February 26, 2001, as being true and correct as of the date thereof and through the Effective Dates of the Reorganizations. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented.

     We have also assumed that the Reorganizations will be consummated in accordance with the Agreement, the Bank Plan of Merger and the Registration Statement, including the Proxy Statement/Prospectus, as filed with the Securities and Exchange commission on Form S-4. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant as in effect as of the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.
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                              RHOADS & SINON LLP

February 26, 2001
Page 4

     Based solely upon the foregoing, we are of the opinion that under current law for federal tax purposes:

          (1) The Merger will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code. FNB and NBT will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          (2)  No gain or loss will be recognized by FNB or NBT in the Merger;

          (3) No gain or loss will be recognized by the stockholders of FNB upon the receipt of NBT Common Stock solely in exchange for his or her FNB Common Stock;

          (4) Any cash payments in lieu of fractional shares of NBT Common Stock will be treated for federal income tax purposes as though fractional shares were distributed as part of the distribution of stock pursuant to the Merger and then were redeemed by NBT and will be treated as distributions in full payment in exchange for the fractional shares redeemed. As provided in Section 1001 of the IRC, gain or loss will be realized and recognized by the stockholders entitled to fractional interests measured by the difference between the amount of cash received and the adjusted basis allocable to the fractional share as determined under
               Section 1011 of the IRC. Provided the stock is a capital asset in the hands of the stockholders entitled to fractional interest, the gain, if any, will constitute capital gain subject to Subchapter P of Chapter 1 of the IRC.

          (5) The basis of the NBT Common Stock received by the stockholders of FNB pursuant to the Merger will, in each instance, be the same as the basis of the FNB Common Stock surrendered in exchange therefor, provided that such basis is not reduced by any basis allocable to cash received in lieu of fractional shares;

          (6) The holding period of the NBT Common Stock received by the stockholders of FNB pursuant to the Merger will, in each instance, include the holding period of the FNB Common Stock surrendered in exchange
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                              RHOADS & SINON LLP

February 26, 2001
Page 5

               therefor, provided the FNB Common Stock is held as a capital asset by the shareholder on the Effective Date;

          (7) A FNB stockholder who dissents to the proposed merger and receives a cash payment in exchange for all of his or her FNB Common Stock will treat the cash received as a distribution in redemption of his or her FNB Common Stock, subject to the conditions and limitations of Section 302 of the IRC. Those FNB stockholders who dissent and receive cash payment in exchange for all their FNB Common Stock, and who do not directly or by attribution through the application of Section 318(a) of the IRC own NBT Common Stock ("Terminating Stockholders"), will be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the IRC, and the cash payment received will be treated as a distribution in full payment in exchange for their FNB Common Stock as provided in Section 302(a) of the IRC. As provided in Section 1001 of the IRC, gain or loss realized by such Terminating Stockholders will be measured by the difference between the amount of cash payment received and the adjusted basis of the FNB Common Stock surrendered under Section 1011 of the IRC. Provided Section 341 of the IRC (relating to collapsible corporations) is not applicable and the FNB Common Stock is a capital asset in the hands of the Terminating Stockholder, the gain or loss will be a capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the IRC.

          (8) The Bank Merger will qualify as a "reorganization" under Section 368(a)(1) of the Code. NBT Bank and First National Bank will each be a "party to the reorganization" within the meaning of
               Section 368(b) of the code;

          (9) No gain or loss will be recognized by First National Bank or NBT Bank in the Bank Merger.
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                              RHOADS & SINON LLP

February 26, 2001
Page 6

          Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger, the Bank Merger or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy
Statement/Prospectus forming a part of the Registration Statement, under the captions "Material Federal Income Tax Consequences" and "Legal Matters."

                                    Very truly yours,



                                    /s/  Rhoads & Sinon LLP